EXHIBIT 16.1

February 25, 2008	200-1 Concorde Gate North York, ON MBC 4G4 T. 416.391.2900 F. 416.644.4303 Web site: www.mintzca.com

United States Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street N.W.

Washington, D.C. 20549

U.S.A.

To Whom It May Concern:

Re: Stellar Pharmaceuticals Inc.

This is to confirm that Mintz & Partners, LLP (having merged effective January 29, 2008 with Deloitte & Touche LLP) confirms that it agrees with the disclosure contained in the report of Stellar Pharmaceuticals Inc. filed on Form 8-K entitled “Changes in Registrant’s Certifying Accountant”.

Yours very truly,

MINTZ & PARTNERS LLP
A Pre-decessor firm to Deloitte & Touche LLP
Per: Elliott Jacobson, CA
Partner
EJA: pds

Direct Line: 416-644-4356
Direct Fax: 416-644-4357
E-Mail: elliott_jacobson@mintzca.com

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